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                                EX-10.3

                 EMPLOYMENT AND NON-COMPETE AGREEMENT
                             (Burnham)

     THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (this "Agreement"), has been
entered into as of the                             day of June, 1997, by and
among SETECH, INC., a Delaware corporation ("SETECH"), LEWIS SUPPLY CO., INC. ("Employer"), and MICHAEL S. BURNHAM, JR., an individual and resident of Shelby County, Tennessee ("Employee").


                             RECITALS

     WHEREAS, SETECH has entered into a Stock Purchase Agreement dated June ___, 1997 (the "Stock Purchase Agreement"), to purchase all of the shares of capital stock of Employer, for which Employee is the chief executive officer;

     WHEREAS, as a condition of the Stock Purchase Agreement, the parties agreed to enter into certain employment and non-competition agreements;

     WHEREAS, Employer desires to obtain the services of Employee, and Employee desires to secure employment from the Employer upon the following terms and conditions;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. EMPLOYMENT. Employer hereby employs Employee as President of Employer, and Employee hereby accepts and agrees to such employment, pursuant and subject to the orders, advice and direction of the Chairman of the Board and the Board of Directors of Employer. Employee shall perform such other duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by Employer. Employee also shall render such services and duties as may be reasonably assigned to him from time to time by the Chairman of the Board and the Board of Directors of Employer. Employee shall report directly to the Chairman of the Board of Employer.

     2. BEST EFFORTS OF EMPLOYEE. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be reasonably required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Such duties shall be rendered at the office of Employer in Memphis, Tennessee.

     3. TERM OF EMPLOYMENT. The term of the employment of Employee shall be for a period of three (3) years, commencing June 30, 1997 (the "Commencement Date"), and terminating June 30, 2000 (the "Expiration Date"), and subject to earlier termination as provided in Section 5 of this Agreement.

     4. COMPENSATION OF EMPLOYEE. During the term of its employment of Employee, Employer shall pay Employee, and Employee shall accept from Employer in return for his services and the covenants contained herein, the following:

          A. BASE COMPENSATION. Employer shall pay Employee, and Employee shall accept from Employer, in payment of Employee's services hereunder, annual base compensation of One Hundred and Twenty-Eight Thousand Dollars ($128,000.00) (less applicable payroll taxes), payable monthly in accordance with the standard practices of the Employer ("Base Compensation").

          B. BONUS. In addition, Employee may also be paid, on an annual or other basis, such bonus or other compensation ("Bonus") as is determined in accordance with the SETECH, Inc. Executive Incentive Bonus Plan for a Division President position, as such plan may be adopted by the Board of Directors of SETECH from time to time (the "Plan"). Notwithstanding the foregoing, the amount awarded to Employee under such Plan or any other executive bonus compensation plan (including stock option plans or stock appreciation rights) adopted by Employer in excess of Base Compensation, shall be proportional to that received by Thomas N. Eisenman, in the proportion that Thomas N. Eisenman's Base Compensation bears to the Base Compensation of Employee.

          C. STOCK OPTION. Immediately upon the closing of the Stock Purchase Agreement, Employee is hereby granted an option to purchase Forty Five Thousand (45,000) shares of common stock of SETECH ("Stock") at $3.50 per share (the "Option"). Employee (or his personal representative) must exercise this Option by delivery of a written instrument to Employer: (i) during the term of his employment by Employer or within thirty (30) days after such employment is terminated; or (ii) within sixty (60) days after the date of Employee's death. For purposes of this Section, in the event the Stock shall be subdivided into a greater number of shares of Stock, the Option in effect immediately prior to each such subdivision, simultaneously with the effectiveness of such subdivision, shall be proportionately increased. In the event the Stock shall be combined into a smaller number of shares of Stock, the Option in effect immediately prior to each such combination, simultaneously with the effectiveness of such combination, shall be proportionately decreased.

          D. EMPLOYEE BENEFITS. Employee shall be entitled to receive the normal health care benefits and such other employment benefits as are generally available to senior officers and employees of Employer and SETECH.

     5.   EARLY TERMINATION.

          A. FOR CAUSE TERMINATION BY EMPLOYER. The Employer may terminate the employment of Employee at any time for "Cause." For the purposes hereof, the term "Cause" shall mean, without limitation: the conviction of Employee of a felony, or a crime of moral turpitude designated as such under the laws of the State of Tennessee; a breach of trust with funds of Employer or any affiliate thereof; the failure of the Employee to carry out the reasonable written instructions of the Chairman of the Board or the Board of Directors of Employer; the inability of Employee, through sickness or other incapacity, to perform his duties under this Agreement for a period in excess of ninety (90) substantially consecutive days; or a material breach of this Agreement. In the event of the termination of Employee for Cause, Employer shall have no obligation to make any further payments to Employee except for Base Compensation earned through the date of termination, and Employee shall forfeit and lose his right to receive any other form of compensation other than benefits currently vested with Employee through any disability plan of the Employer or pursuant to stock options granted to Employee which by their terms are exercisable after termination of employment.

          B. WITHOUT CAUSE TERMINATION BY EMPLOYER. The Employer also may terminate this Agreement prior to the expiration of the initial or successive term of this Agreement upon sixty (60) days prior written notice to Employee. If Employer shall so terminate this Agreement other than for Cause, Employee shall be entitled to:

               (1) All compensation and benefits earned through the date of termination;

               (2) Base Compensation for one year from the date of termination plus Termination Bonus, payable in monthly installments commencing one month from the date of termination and ending one year from the date of termination. For the purposes of this Agreement, the term "Termination Bonus" shall mean as follows:

                    (a) If Employee is terminated less than six months from the
               Commencement Date, Employee is not entitled to receive any Termination Bonus;

                    (b) If Employee is terminated six months or more but less
               than one year from the Commencement Date, Employee is entitled to receive a Termination Bonus based on Employer's annualized current fiscal year earnings (divided by the number of months in the current fiscal year as of the date of termination and multiplied by a factor of twelve) and determined in accordance with the criteria of the Plan;

                    (c) If Employee is terminated one year or more but less
               than eighteen months from the Commencement Date, Employee is entitled to receive a Termination Bonus equal to the Bonus received by Employee during the previous fiscal year;

                    (d) If Employee is terminated eighteen months or more but
               less than two years from the Commencement Date, Employee is entitled to receive a Termination Bonus based on Employer's annualized current fiscal year earnings (divided by the number of months in the current fiscal year as of the date of termination and multiplied by a factor of twelve) and determined in accordance with the criteria of the Plan;

                    (e) If Employee is terminated two years or more but less
               than thirty months from the Commencement Date, Employee is entitled to receive a Termination Bonus equal to the Bonus received by Employee during the previous fiscal year; or

                    (f) If Employee is terminated thirty months or more from
               the Commencement Date, Employee is entitled to receive a Termination Bonus based on Employer's annualized current fiscal year earnings (divided by the number of months in the current fiscal year as of the date of termination and multiplied by a factor of twelve) and determined in accordance with the criteria of the Plan

               (3) Assistance to Employee in securing replacement employment from an executive search firm, the reasonable costs of which shall be paid by Employer;
               (4) Health Insurance coverage for Employee (and his family) for the lesser period of one year from the date of termination or until such time as Employee (and his family) becomes eligible for coverage under a subsequent employer's health plan; and

               (5) Coverage under any other benefit plans under which Employee was covered prior to termination (excluding any 401(k) or other deferred compensation plan, any bonus plans, stock option plans or other compensation plans) for the period set forth in Section 5B(4).

          C. TERMINATION BY EMPLOYEE FOR CHANGE IN CONTROL. Upon sixty (60) days prior written notice to Employer, the Employee may terminate this Agreement upon a Change in Control of Employer or SETECH which is coupled with a material dimunition in the responsibilities, position or authority of Employee. As used in this Section C, the term "Change in Control" shall have the same meaning as set forth in Section 3 of that certain Shareholder Agreement by and between SETECH, Employee and Thomas N. Eisenman dated as of June 30, 1997, as such Shareholder Agreement may be amended from time to time. In the event of such termination under this Section, Employee will be entitled to the same benefits and compensation as set forth in Section 5B.

     6.   RESTRICTIVE COVENANTS.   Employee covenants and agrees that, during
the term of his employment with Employer and for a period of one (1) year thereafter, he shall be subject to the following restrictions:

          A. COMPETITION. Employee will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend credit to, or render services or advice to any business whose products, services or activities are related to the integrated industrial supply industry, anywhere within the United States of America; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

          B. CUSTOMER SOLICITATION. Employee will not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any person or entity other than the Employer or its affiliates, including SETECH, solicit, divert, take away, or attempt to take away any person or entity (or their business or patronage) that has been a customer or client of the Employer or its affiliates or whose business or patronage the Employer or its affiliates have solicited or sought to obtain, during the term of his employment with Employer. Notwithstanding the foregoing provisions of this Section B, Employee may solicit such customers or clients if Employee is presently engaged in a business which does not compete with Employer and its affiliates.

          C. EMPLOYEE SOLICITATION. Employee will not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any person or business entity other than the Employer or its affiliates, including SETECH, solicit the employment of any officers, directors, employees or agents of the Employer or its affiliates.

          D. CONFIDENTIAL INFORMATION.

               (1) DEFINITION. For purposes of this Agreement, the term "Confidential Information" shall mean information that the Employer or its affiliates, including SETECH, own or possess, that they use or is potentially useful in their businesses, that they treat as proprietary, private, or confidential, and that is not generally known to the public, including, but not limited to, information relating to existing and contemplated businesses, sales, company financial information, products, technology, manufacturing techniques, engineering processes, chemical formulae, marketing, sales methods, technical service expertise, employees, lists of actual or potential customers, actual and potential customer usage and requirements, new and existing programs or services, prices and terms, pricing strategy, sources of supplies and materials, operating and other cost data, trade secrets, inventions, patent applications, and other proprietary information as may exist or be developed from time to time by the Employer or its affiliates.

               (2) INFORMATION ACCESS AND DISCLOSURE. Employee acknowledges that he shall occupy a position of trust and confidence with the Employer and will have access to and may develop Confidential Information of actual or potential value to or otherwise useful to Employer or its affiliates, including SETECH. Employee shall hold in strictest confidence and not disclose, without express written authorization from the Chairman of the Board or the Board of Directors of Employer, to any person or entity, other than the Employer or its affiliates and their officers and agents, or use in whole or in part any Confidential Information that Employee may acquire while employed by Employer.

               (3) EMPLOYER PROPERTY RETURN. At the termination of Employee's employment with Employer, or at any other time that Employer may request, Employee shall promptly deliver to Employer all memoranda, notes, records, reports, documents, sketches, plans, models, compositions, formulations, computer data, and other tangible items made or compiled by Employee or in Employee's possession concerning or relating to the Employer or its affiliates, including SETECH, and their businesses, operations or affairs and any Confidential Information that the Employee may possess or have under his control ("Company Property").

          E. EXTENSION OF TERM OF RESTRICTIVE COVENANTS. If Employee breaches any of the foregoing restrictive covenants, the term of such covenant shall be extended by the period of the duration of such breach.

          F. EXPIRATION OF CERTAIN COVENANTS ON EXPIRATION DATE. Notwithstanding the foregoing, if Employee remains employed by Employer for the entire three-year term of employment and does not violate any of the foregoing restrictive covenants during that time, the term of the restrictive covenants against competition (Section 6(A)) and customer solicitation (Section 6(B)) shall expire on the Expiration Date.

     7. REMEDIES. Employee acknowledges that any violation of any of the restrictive covenants contained in Section 6 of this Agreement will cause continuing and irreparable harm to the Employer and its affiliates, including SETECH, for which monetary damages would not be adequate compensation. Employee, therefore, agrees that, if he violates or threatens to violate any of these restrictive covenants, the Employer and its affiliates shall be entitled, in addition to any other legal or equitable remedies available to it, to (a) entry of an injunction, temporary and permanent, enjoining such breach and securing specific performance of this Agreement, including requiring Employee to return all Company Property; (b) monetary damages, insofar as they can be determined; and (c) recovery of the reasonable attorney's fees and costs of prosecuting any such action of Employer or its affiliates. The parties waive the right to a jury trial with respect to any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement, as well as any claim based on or arising from an alleged tort.

     8. ARBITRATION. Any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement, Employee's employment by Employer, or based on or arising from any alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or, if not applicable, the applicable Tennessee law), the rules of practice and procedure for the arbitration of commercial disputes of the American Arbitration Association ("A.A.A."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action. All costs of arbitration, including the reasonable attorney's fees and expenses incurred of the prevailing party, shall be paid by the losing party in arbitration.

          A. SPECIAL RULES. The arbitration shall be conducted in the City of Nashville, Tennessee, and administered by A.A.A., who will appoint an arbitrator. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for an additional sixty (60) days.

          B. SPECIFIC PERFORMANCE. Nothing in Section 11 of this Agreement shall be construed to preclude the Employer or its affiliates, successors or assigns (including SETECH) from obtaining injunctive or equitable relief to secure specific performance of this Agreement, including requiring Employee to return all Company Property, or otherwise to prevent a breach or contemplated breach of this Agreement by Employee. Employee hereby consents and agrees that the State of Tennessee and any state or federal court located therein has jurisdiction over Employee and that the proper place of venue shall be the County of Rutherford, Tennessee.

     9. ASSUMPTION BY SETECH. In the event Employer is dissolved, merged or consolidated into another entity or otherwise ceases to exist, or in the event Employer defaults under this Agreement, SETECH hereby agrees to assume the remaining obligations of the Employer under this Agreement.

     10. SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid; however, if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. More specifically, Employee acknowledges that the restrictive covenants contained in Section 6 of this Agreement are reasonable in scope, time and geographic area; however, if any of these covenants are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Employee.

     11. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon the Employer and the Employee and will inure to the benefit of the Employer and its affiliates, successors and assigns (including SETECH), as well as to the Employee and his heirs. This Agreement is not assignable by the Employee, except upon the written agreement of both parties.

     12. WAIVER. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

     13. GOVERNING LAW. This Agreement and all performance hereunder shall be construed and governed by the laws of the State of Tennessee, without regard to conflicts of laws principles.

     14. CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references herein to the word "and" shall mean "and/or," and all references herein to the word "or" shall mean "and/or." The parties, in acknowledgement that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

     15.  ENTIRE AGREEMENT.   This Agreement constitutes the entire agreement
between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between SETECH, Employer and Employee with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


EMPLOYEE:                     EMPLOYER:
                              LEWIS SUPPLY CO., INC.


____________________________  By:________________________________
MICHAEL S. BURNHAM, JR.
                              Title:_____________________________


SETECH, INC.:


By:___________________________

Title:________________________